Exhibit 99.2

INDEX TO HISTORICAL FINANCIAL STATEMENTS

Independent Auditor’s Report	2
Statements of Revenue and Direct Operating Expenses of the RSP Properties	3
Notes to Statements of Revenue and Direct Operating Expenses of the RSP Properties	4

Independent Auditor’s Report

To the Board of Directors

Resolute Energy Corporation:

We have audited the accompanying Statement of Revenue and Direct Operating Expenses of the RSP Properties (the Statement) acquired by Resolute Energy Corporation from RSP Permian, L.L.C, Wallace Family Partnership, L.P., Ted Collins, Jr. and certain additional “tag-along” sellers (collectively “RSP Sellers”) (the Acquired Properties) as described in Note 1, for the year ended December 31, 2011. The Statement is the responsibility of Resolute Energy Corporation management. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and was prepared as described in Note 1. The presentation is not intended to be a complete presentation of the Acquired Properties described above.

In our opinion, the Statement referred to above presents fairly, in all material respects, the Revenue and Direct Operating Expenses of the RSP Properties acquired by Resolute Energy Corporation for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

March 6, 2013

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE RSP PROPERTIES FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2011

(in thousands)

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2012	2011	2011
Revenue	$22,070	$13,124	$17,762
Direct operating expenses	2,602	1,191	1,898

Revenue in excess of direct operating expenses	$19,468	$11,933	$15,864

See notes to statements of revenue and direct operating expenses of the RSP Properties

NOTES TO THE STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE RSP PROPERTIES FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED)

AND THE YEAR ENDED DECEMBER 31, 2011

Note 1 – BASIS OF PRESENTATION

On December 28, 2012, Resolute Southwest acquired an undivided 32.35% interest in certain Permian Basin oil and gas properties near Midland, Texas (the “RSP Properties”), pursuant to the terms of a Purchase, Sale and Option Agreement with RSP Permian, L.L.C., a Delaware limited liability company (“RSP”), Wallace Family Partnership, LP, a Texas limited partnership, Ted Collins, Jr. and certain additional “tag-along” sellers (collectively “RSP Sellers”). Natural Gas Partners, an affiliate of the Company, is also an affiliate of RSP. The purchase price for all acquired interests was approximately $133 million (the “RSP Acquisition”). The $133 million purchase price paid to the RSP Sellers included a non-refundable $6 million paid in exchange for the option to acquire the remaining undivided 67.65% interest in the RSP Properties for a purchase price of approximately $261 million at any time through March 22, 2013, although the option fee would be applied against that purchase price. Resolute has given notice of its intent to exercise this option, but is not obligated to close.

Separate historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the RSP Properties. During the periods presented, the RSP Properties were not accounted for or operated as a consolidated entity or as a separate division by RSP. The accompanying statements of revenue and direct operating expenses for the RSP Properties were derived from the historical accounting records and other applicable source documents of RSP. Accordingly, the accompanying statements are presented in lieu of the financial statements required under Rule 3–05 of Securities and Exchange Commission’s Regulation S–X.

The accompanying statements of revenue and direct operating expenses do not represent a complete set of financial statements reflecting the financial position, results of operations, members’ equity and cash flows of the RSP Properties and are not necessarily indicative of the results of operations for the RSP Properties going forward. Certain indirect expenses, as further described in Note 4, were not allocated to the RSP properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant judgment, which would be arbitrary and would likely not be indicative of the performance of the properties on a stand-alone basis.

The accompanying statements of revenue and direct operating expenses for the for the nine month periods ended September 30, 2012 and 2011 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the revenue and direct operating expenses of the RSP Properties for the periods presented.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of statements of revenue and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires Resolute’s management to make various assumptions, judgments and estimates to determine the reported amounts of revenues and expenses, and in the disclosures of contingencies. These estimates and assumptions are based upon management’s best estimates and judgments. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Revenue Recognition

Oil and gas revenue is recognized when production is sold to a purchaser at a fixed and determinable price, when delivery has occurred and title has transferred and the collectability of the revenue is probable. Oil and gas revenue is recorded using the sales method.

Direct Operating Expenses

Direct operating expenses, which are recognized on an accrual basis, relate to the direct expenses of operating the RSP Properties. The direct operating expenses include lease operating, ad valorem tax and production tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and gas production activities.

Note 3—CONTINGENCIES

The activities of the RSP Properties are subject to potential claims and litigation in the normal course of operations. Management does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the RSP Properties.

Note 4 – EXCLUDED EXPENSES

The RSP Properties are part of a much larger enterprise prior to the consummation of their purchase by Resolute Southwest. Indirect general and administrative expenses, interest expense, income taxes, and other indirect expenses have not been allocated to the RSP Properties by RSP and as such, have been excluded from the accompanying statements. Any allocation of such indirect expenses may not be indicative of costs which would have been incurred by Resolute Southwest on a stand-alone basis. Depreciation, depletion, and amortization expense has also been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of the depletion calculated by Resolute on the RSP Properties on a stand-alone basis.

Note 5—SUPPLEMENTARY OIL AND GAS INFORMATION (UNAUDITED)

Estimated Net Quantities of Oil and Gas Reserves

The estimates of proved oil and gas reserves and discounted future net cash flows for the RSP Properties as of December 31, 2011 were prepared by Resolute’s petroleum engineers. Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves is very complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir. The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variance in available data for various reservoirs make estimates generally less precise than other estimates included in the statement of revenue and direct operating expenses disclosures.

The estimated proved net recoverable reserves presented below include only those quantities of oil and gas geologic and engineering data that demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic, operating and regulatory practices. Proved developed reserves represent only those reserves estimated to be recovered through existing wells. Proved undeveloped reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operation is required. All of the RSP Properties’ proved reserves set forth herein are located in the Continental United States. The estimate of reserves and the standardized measure of discounted future net cash flow shown below reflect Resolute Southwest’s development plan for the RSP Properties rather than RSP’s development plan for those properties.

The standardized measure of discounted future cash flows does not purport, nor should it be interpreted to present, estimates of the fair value of the RSP Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and risks inherent in reserve estimates.

The following information has been derived from the RSP Properties’ historical production and December 31, 2012, reserve report prepared by the Company’s reserve engineers. Production and extensions and discoveries for the RSP Properties have been added back to derive the prior year amounts. Presented below is a summary of the changes in estimated reserves for the periods presented (in thousands).

				Oil Equivalent
	Oil (Bbl)	Gas (Mcf)	NGL (Bbl)	(Boe)
Proved Reserves:
Balance at January 1, 2011	1,811	1,863	417	2,539
Production	(174)	(271)	—	(212)
Extensions and discoveries	667	2,188	275	1,299

Balance at December 31, 2011	2,304	3,780	692	3,626

Proved developed reserves:
As of December 31, 2011	1,132	1,361	305	1,663

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure related to proved oil, gas and NGL reserves for the RSP Properties is summarized below. This summary is based on a valuation of proved reserves using discounted cash flows based on SEC pricing applicable for each year, costs and economic conditions and a 10% discount rate. The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of the fair value of the RSP Properties and should not be considered indicative of any trends

Standardized Measure of Oil and Gas

December 31,
2011
(in thousands)
Future cash inflows	$241,954
Future production costs	(98,256)
Future development costs	(21,468)
Future income tax expense	(45,225)

Future net cash flows	77,005
Discount of 10% per annum	(38,024)

Standardized measure of discounted future net cash flows	$38,981

During recent years, prices paid for oil and gas have fluctuated significantly. Estimated discounted future net cash flows in the table above for December 31, 2011 were computed using an average NYMEX price of $96.19 per Bbl of oil and $4.12 per MMBtu of gas.

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

Changes in Standardized Measure

December 31, 2011
(in thousands)
Standardized measure, beginning of year	$28,077
Sales of oil and gas produced, net	(15,864)
Net changes in future development costs	(15,161)
Accretion of discount	4,467
Revisions, extensions and discoveries	26,652
Net change in income tax	(31)
Other	10,851

Standardized measure, end of year	$38,981